Exhibit 10.1

WAIVER AND FIRST AMENDMENT TO SENIOR SECURED, SUPER PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

WAIVER AND FIRST AMENDMENT TO SENIOR SECURED, SUPER PRIORTITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Amendment”), dated as of March 9, 2016, by and among NUO THERAPEUTICS, INC. (“Borrower”), DEERFIELD MGMT, L.P. (“Agent”), DEERFIELD PRIVATE DESIGN FUND II, L.P., DEERFIELD SPECIAL SITUATIONS FUND, L.P. and DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P. (collectively referred to as the “Lenders” and together with the Borrower and the Agent, the “Parties”).

RECITALS:

A.           Borrower, Agent and Lenders have entered into that certain Senior Secured, Superpriority Debtor-In-Possession Credit Agreement dated as of January 28, 2016 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Loan Agreement”).

B.           Events of Default have occurred under the Loan Agreement as set forth in the notice of default (the “Default Notice”) sent by Lenders and Agent to Borrower on February 23, 2016 (“Existing Events of Default”).

C.           Under the Loan Agreement, Lenders have advance to Borrower and Borrower has borrowed from Lenders a total principal amount of $1,500,000 in Loans, which are currently outstanding.

D.           Borrower has requested Agent and Lenders waive the Existing Events of Default and amend the Loan Agreement to, among other things, reduce the total Commitment to $6,000,000 ( of which $1,500,000 has already been used as of the date hereof), exclude the making of a Roll Up Loan from the permitted uses of proceeds thereunder, and provide for continued Loans to Borrower, and Agent and Lenders are willing to waive the Existing Events of Default and amend the Loan Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

1.          Defined Terms. Capitalized terms used herein and in the recitals hereto which are defined in the Loan Agreement or other Loan Documents, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement and the other Loan Documents. The Recitals to this Amendment are incorporated herein in their entirety by this reference thereto.

2.          Amendments to Loan Agreement. Upon the satisfaction of the conditions set forth in Section 3 of this Amendment (the “Effective Date”), the Loan Agreement is hereby amended as follows effective from and after the Effective Date:

a.           The definition of “Case Milestones” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

1.

“Case Milestones” means (i) approval by the Bankruptcy Court of a consolidated disclosure statement and Chapter 11 Plan confirmation hearing by not later than March 28, 2016, (ii) filing of the Chapter 11 Plan and a disclosure statement acceptable to Lenders by March 28, 2016; (iii) commencement of solicitation of approval of the Chapter 11 Plan by creditors and equity holders of Borrower by no later than March 31, 2016; (iv) entry of an order of the Bankruptcy Court approving the disclosure statement and confirming the Chapter 11 Plan by no later than April 25, 2016; and (v) effective date of the Chapter 11 Plan and substantial consummation by no later than May 4,2016.

b.           The definition of “Chapter 11 Plan” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Chapter 11 Plan” means a plan of reorganization of the Borrower consistent with the Term Sheet attached hereto as Exhibit B.

c.           The definition of “Commitment” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Commitment” means the Commitment of Lenders to provide Loans in accordance with Section 2.2 in an aggregate principal amount of $6,000,000.

d.           The definition of Maturity Date set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Maturity Date” means the earliest of: (i) the stated maturity date, which shall be April 25, 2016 if the Chapter 11 Plan in not confirmed by that date, or May 5, 2016 if the Chapter 11 Plan is confirmed by April 25, 2016, (ii) the date on which the Bankruptcy Court enters an order confirming the Chapter 11 Plan; and (iii) the acceleration of the Loans or termination of the Commitment under this Agreement, including, without limitations, as a result of the occurrence of an Event of Default.

e.           The definition of “Roll Up Loan” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

f.            Section 2.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“The proceeds of the Loans shall be used to (i) provide for the ongoing working capital and general corporate and operating purposes of the Borrower during the pendency of the Chapter 11 Case in accordance with, and subject to, the Budget, (ii) pay fees, interest and expenses associated with the Loans and the Existing Credit Agreement, and (iii) pay the Carve-Out, including without limitation the payment of the fees of the U.S. Trustee’s office, in each case, in accordance with the Budget.

g.           The first full sentence of Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

2.

“Subject to satisfaction of each of the conditions set forth in Section 4.2, each Lender severally agrees to make Loans to the Borrower after the initial Loan in amounts not to exceed the Maximum Available Amount for any purpose in accordance with Section 2.1(a) no later than two (2) Business Days after receiving a Notice of Borrowing.”

h.           Section 4.2 of the Loan Agreement is hereby amended to delete the words “including the Roll Up Loan” where they appear therein.

i.            Section 6.1(b) of the Loan Agreement is hereby amended to delete subsections (xxiii) and (xxiv) thereof in their entirety and inserting the following in substitution therefor:

“(xxiii) entry of an order by the Bankruptcy Court authorizing the sale of all or substantially all of the assets of Borrower (or Borrower seeking or supporting such sale, unless (A) such order contemplates repayment in full in Cash of the Obligations and Existing Loans upon consummation of the sale.

(xxiv) entry of an order by the Bankruptcy Court approving a plan of reorganization, other than the Chapter 11 Plan; and”.

j.            Upon the effectiveness of this Amendment, the Budget attached hereto as Exhibit A shall be deemed to be the Budget.

3.          Conditions Precedent. The occurrence of the Effective Date (and the effectiveness of this Amendment) is subject to the satisfaction of the following conditions precedent:

a.           Amendment. The Borrower and the Lenders shall have each executed and mutually delivered this Amendment.

b.           Performance; No Default. The Borrower shall have performed and complied with all agreements and conditions contained in the Loan Agreement and the other Loan Documents to be performed by or complied with by the Borrower prior to the date hereof, except as waived hereby.

3.

c.           Court Approval. The Bankruptcy court shall have entered the Final Order.

4.          Waiver. Upon the Effective Date, Lenders waive the occurrence and continuation of each of the Existing Events of Default and any failure to comply with the Default Notice, provided, that such waiver shall not constitute a waiver of any other Event of Default.

5.          Representations and Warranties. The Borrower hereby represents and warrants to Lenders as of the Effective Date as follows:

a.           As of the Effective Date, except as expressly modified by the amendments in Section 2 above, the representations and warranties of Borrower contained in the Loan Documents are (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date hereof as if made as of the date of this Amendment, except to the extent that any such representation or warranty relates to a specific date, in which case such representation and warranty shall be true and correct in all respects or all material respects, as applicable, as of such earlier date;

b.           No Event of Default exists except as waived hereby; and

c.           The Borrower has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and each of the other Loan Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The Borrower’s execution and delivery of each of this Amendment and the other Loan Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Borrower, and no further corporate action is required by the Borrower, its Board of Directors or its stockholders in connection therewith other than in connection with the Required Approvals (as defined below). Each of the Amendment and the other Loan Documents to which it is a party has been (or upon delivery will have been) duly executed by the Borrower and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. The execution, delivery and performance of this Amendment by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets of the Borrower pursuant to, any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any Applicable Law or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Amendment and the other Loan Documents or for the consummation by the

4.

Borrower of the transactions contemplated thereby except for those that have been made or obtained prior to the date of this Agreement (the “Required Approvals”).

6.          No Further Amendments; Ratification of Liability. Except as amended hereby, the Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect in accordance with their respective terms. Borrower as a debtor, grantor, pledgor, guarantor or assignor, or in any similar capacity in which it has granted Liens or acted as an accommodation party or guarantor, as the case may be, hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Loan Agreement and the other Loan Documents, all as amended as of the Effective Date by this Amendment and the liens and security interests granted, created and perfected thereby. The Agent’s and Lenders’ agreement to the terms of this Amendment or any other amendment of the Loan Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing among Borrower and Lenders. This Amendment, together with the other Loan Documents, contains the entire agreement among Borrower, Agent and Lenders contemplated by this Amendment.

[Remainder of Page Intentionally Left Blank, signature page follows]

5.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWER:

NUO THERAPEUTICS, INC.

By:	/s/ David Jorden
Name:	David Jorden
Title:	Acting CEO/CFO

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN
INTERNATIONAL II, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

6.

EXHIBIT A

BUDGET

NUO THERAPEUTICS, INC.	WEEKLY CASH-FLOW FORECAST
Weekly Cash-Flow Projection	CONSOLIDATED

All figures in thousands of U.S. dollars

Week number	1	2	3	4	5	6	7	8	Accrued and unpaid	8 WEEKS ENDED
Week-ending date	3/6	3/13	3/20	3/27	4/3	4/10	4/17	4/24
Pre/Post-petition week	Post	Post	Post	Post	Post	Post	Post	Post	4/24	4/24

Revenue
Aurix CED	17	17	17	17	17	18	18	18	-	138
Aurix VA	17	17	17	17	17	18	18	18	-	138
Angel	44	46	79	31	35	32	95	32	-	394
All other revenue	4	4	4	4	4	4	4	4	-	31

TOTAL REVENUE	81	84	117	69	73	71	134	71	-	701

Beginning operating cash balance	655	489	371	600	514	387	425	714	2,631	655

Collections
Aurix CED	18	18	15	19	29	16	17	28	-	159
Aurix VA	14	14	15	15	15	15	17	17	-	123
Angel	49	17	-	25	-	29	12	13	-	147
All other collections	-	-	50	-	-	-	-	-	-	50

Total collections	81	49	80	59	44	60	46	58	-	478

Operating disbursements

Payroll and payroll taxes	-	-	128	-	134	-	118	-	105	484
Sales commissions	-	-	-	-	20	-	-	-	30	50
Employee benefits	11	11	11	11	11	10	9	9	51	134
Employee travel and entertainment	11	10	10	10	10	10	10	10	20	101
Research and development services	8	8	8	8	9	9	9	9	46	115
Inventory purchases	70	9	6	25	7	6	6	11	71	211
Outside services	3	3	3	3	3	3	3	3	14	38
Marketing expense	6	6	6	6	13	14	14	14	68	147
Reimbursement expense [1]	12	12	12	12	8	7	7	7	36	114
Investor relations	0	0	0	0	2	3	3	3	14	26
Insurances	-	-	-	-	-	-	-	-	-	-
Information technology	5	5	5	5	2	1	1	1	6	31
Supplies	4	4	4	4	4	4	4	4	20	55
Utilities	-	1	1	1	1	1	1	1	-	5
Licensing fees	1	1	1	1	1	1	1	1	3	7
Professional fees, ordinary course	-	16	13	13	13	13	13	13	53	148
Board of Directors fees	3	3	3	3	3	3	3	3	14	38
Excise taxes	7	-	7	-	7	-	7	-	14	41
All other operating disbursements	12	11	11	11	17	26	26	26	109	250
Total operating disbursements	154	100	229	114	264	111	235	115	677	1,998

OPERATING CASH FLOW	$ (72)	$ (50)	$ (149)	$ (55)	$ (220)	$ (50)	$ (189)	$ (57)	$ (677)	$ (1,520)

Non-operating disbursements

Bank fees	5	-	-	-	5	-	-	-	5	15
Income and business taxes	3	-	25	-	3	-	-	-	28	59

Total non-operating disbursements	8	-	25	-	8	-	-	-	33	74

Bankruptcy-related disbursements

Interest, DIP loan new money	12	-	-	-	20	-	-	-	24	57
Interest, DIP loan pre-petition roll-up	-	-	-	-	-	-	-	-	-	-
Fees, DIP loan	-	23	-	-	-	-	-	-	-	23
Professional fees, restructuring [2]	48	250	97	32	378	411	22	26	1,708	2,973
Transaction fees	-	-	-	-	-	-	-	-	-	-
Vendor deposits	25	95	-	-	-	-	-	-	(150)	(30)
Critical-vendor payments	-	200	-	-	-	-	-	-	-	200
Priority claims	-	-	-	-	-	-	-	-	-	-
KEIP/KERP	-	-	-	-	-	-	-	-	325	325
All other (sources) / uses	-	-	-	-	-	-	-	-	-	-

Total bankruptcy-related disbursements	85	568	97	32	398	411	22	26	1,907	3,547

TOTAL DISBURSEMENTS	247	667	351	146	670	522	257	141	2,617	5,619

NET CASH FLOW	$ (166)	$ (618)	$ (271)	$ (87)	$ (626)	$ (462)	$ (211)	$ (83)	$(2,617)	$(5,141)

DIP loan, new money
Period	Interim	Final	Final	Final	Final	Final	Final	Final	Final	Final
Beginning balance	1,500	1,500	2,000	2,500	2,500	3,000	3,500	4,000	6,000	1,500
Add: Advances	-	500	500	-	500	500	500	2,000	-	4,500
Subtract: Repayments	-	-	-	-	-	-	-	-	-	-

Ending balance, line of credit	$1,500	$2,000	$2,500	$2,500	$ 3,000	$ 3,500	$ 4,000	$ 6,000	$ 6,000	$ 6,000

ENDING OPERATING CASH BALANCE	$ 489	$ 371	$ 600	$ 514	$ 387	$ 425	$ 714	$ 2,631	$ 14	$ 14

Working-capital balances
Accounts receivable	1,518	1,552	1,589	1,599	1,628	1,639	1,728	1,741	1,741	1,741
Inventory	444	442	442	433	194	200	241	307	307	307
Accounts payable	376	376	374	371	368	371	402	469	469	469
DIP loan, new money	1,500	2,000	2,500	2,500	3,000	3,500	4,000	6,000	6,000	6,000

1. Reimbursement expense refers to expenses the Debtor incurs to ensure wound-care sites receive reimbursement from outside parties

2. Includes fees and expenses to Ad Hoc Equity Committee, subject to Court approval upon a motion under §503(b) of the U.S. Bankruptcy Code.

7.

NUO THERAPEUTICS, INC.

Accrual and payment of professional fees and expenses

All figures in thousands of U.S. dollars	Week	1	2	3	4	5	6	7	8	9	10	11	12	13	Accrued and unpaid	TOTAL
Week ending		1/31	2/7	2/14	2/21	2/28	3/6	3/13	3/20	3/27	4/3	4/10	4/17	4/24

Beginning balance		-	488	678	897	1,131	1,239	1,398	1,373	1,481	1,735	1,548	1,329	1,513	1,783	-

Add: Accruals for Debtor professionals
Debtor lead counsel		64	73	73	73	73	68	71	71	71	71	71	72	72	-	922
Debtor local counsel		19	19	19	19	19	20	20	20	20	20	20	30	30	-	275
CRO and additional personnel		29	48	40	53	48	37	42	32	37	22	22	26	36	-	472
Investment banker		55	-	-	-	55	-	-	-	55	-	-	-	55	-	220
Claims agent		19	14	14	14	13	13	13	13	11	11	11	11	16	-	173
U.S. Trustee		-	-	-	-	-	-	-	-	13	-	-	-	13	-	26
Subtotal accruals for Debtor professionals		186	154	145	159	208	138	146	136	207	124	124	139	222	-	2,088

Add: Accruals for DIP-lender professionals
DIP lender lead counsel [1]		264	26	26	26	21	21	26	21	26	21	21	21	27	-	547
DIP lender local counsel [2]		38	10	5	6	6	5	10	5	10	5	5	5	10	-	120
Subtotal accruals for DIP-lender professionals		302	36	31	32	27	26	36	26	36	26	26	26	37	-	667

Add: Accruals for UCC professionals
UCC lead counsel		-	-	43	43	43	26	26	26	26	25	25	25	20	-	328
UCC local counsel		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Subtotal accruals for UCC professionals		-	-	43	43	43	26	26	26	26	25	25	25	20	-	328

Add: Accruals for Ad Hoc Equity Committee [3]		-	-	-	-	-	17	17	17	17	17	17	17	17	-	135

Total accruals		488	190	219	234	278	207	225	205	286	192	192	207	296	-	3,218

Subtract: Payments to Debtor professionals
Debtor lead counsel		-	-	-	-	-	-	-	-	-	(51)	(234)	-	-	(577)	(862)
Debtor local counsel		-	-	-	-	-	-	-	-	-	(15)	(61)	-	-	(199)	(275)
CRO and additional personnel		-	-	-	-	(170)	(48)	(37)	(42)	(32)	(37)	(22)	(22)	(26)	(28)	(465)
Investment banker		-	-	-	-	-	-	-	-	-	(45)	(45)	-	-	(130)	(220)
Claims agent		-	-	-	-	-	-	(19)	(55)	-	-	(50)	-	-	(40)	(164)
U.S. Trustee		-	-	-	-	-	-	-	-	-	-	-	-	-	(26)	(26)
Subtotal payments to Debtor professionals		-	-	-	-	(170)	(48)	(56)	(97)	(32)	(149)	(411)	(22)	(26)	(1,001)	(2,013)

Subtract: Payments to DIP-lender professionals
DIP lender lead counsel		-	-	-	-	-	-	(156)	-	-	(99)	-	-	-	(292)	(547)
DIP lender local counsel		-	-	-	-	-	-	(38)	-	-	(27)	-	-	-	(55)	(120)
Subtotal payments to DIP-lender professionals		-	-	-	-	-	-	(194)	-	-	(126)	-	-	-	(347)	(667)

Subtract: Payments to UCC professionals
UCC lead counsel		-	-	-	-	-	-	-	-	-	(104)	-	-	-	(224)	(328)
UCC local counsel		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Subtotal payments to UCC professionals		-	-	-	-	-	-	-	-	-	(104)	-	-	-	(224)	(328)

Subtract: Payments to Ad Hoc Equity Committee		-	-	-	-	-	-	-	-	-	-	-	-	-	(135)	(135)

Subtract: Retainers applied to Debtor-professional accruals
Debtor lead counsel		-	-	-	-	-	-	-	-	-	-	-	-	-	(60)	(60)
Debtor local counsel		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
CRO and additional personnel		-	-	-	-	-	-	-	-	-	-	-	-	-	(8)	(8)
Investment banker		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Claims agent		-	-	-	-	-	-	-	-	-	-	-	-	-	(9)	(9)
U.S. Trustee		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Subtotal payments to Debtor professionals		-	-	-	-	-	-	-	-	-	-	-	-	-	(76)	(76)
Total payments		-	-	-	-	(170)	(48)	(250)	(97)	(32)	(378)	(411)	(22)	(26)	(1,783)	(3,218)

ENDING BALANCE		488	678	897	1,131	1,239	1,398	1,373	1,481	1,735	1,548	1,329	1,513	1,783	(0)	0

Notes

1. Includes $213K of pre-petition fees and expenses carried forward to w/e 1/31 and paid in post-petition period

2. Includes $22K of pre-petition fees and expenses carried forward to w/e 1/31 and paid in post-petition period

3. Fees and expenses to Ad Hoc Equity Committee are subject to Court approval upon a motion under §503(b) of the U.S. Bankruptcy Code.

8.

EXHIBIT B

TERM SHEET

THIS TERM SHEET (THE “TERM SHEET”) OUTLINES THE MATERIAL TERMS OF A PROPOSED RESTRUCTURING OF THE PREPETITION AND POST-PETITION SECURED DEBT, unsecured debt AND EQUITY INTERESTS OF NUO THERAPEUTICS, INC. (THE “DEBTOR”), THE TERMS OF WHICH WILL BE EFFECTUATED PURSUANT TO A PLAN OF REORGANIZATION (THE “PLAN”), WHICH PLAN WILL BE PROPOSED BY THE DEBTOR IN BANKRUPTCY CASE NUMBER 16-10192 (MFW), PENDING BEFORE THE HONORABLE MARY F. WALRATH IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (“COURT”).

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTOR, NOR IS IT A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE UNITED STATES BANKRUPTCY CODE (“CODE) ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND /OR PROVISIONS OF THE CODE. THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE DEBTOR-IN-POSSESSION OR EXIT FINANCING, AND ANY SUCH OBLIGATION WILL ARISE, IN ACCORDANCE WITH ITS TERM, ONLY UPON APPROVAL OF THE COURT.

CHAPTER 11 PLAN TERM SHEET

This term sheet (“Term Sheet”) describes the principal terms of a chapter 11 plan (“Plan”) for the estate of Nuo Therapeutics, Inc. (“Debtor”) to be proposed by the Debtor with the support of Deerfield Mgmt, L.P., as DIP Agent, and the lenders, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P. (collectively referred to along with the DIP Agent as the “Lenders”), the Official Committee of Unsecured Creditors (“UCC”) and the Ad Hoc Committee of Equity Holders (the “Ad Hoc Committee”).

The terms and conditions set forth in this Term Sheet are meant to be part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the proposed Plan.

I.	DEFINITIONS

Capitalized terms used herein, unless otherwise defined herein, shall have the meanings provided in the Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of January 28, 2016 (“DIP Loan Agreement”) between the Debtor, on the one hand, and the DIP Agent and Lenders, on the other hand.

“Causes of Action” means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, cross-claims, counterclaims, suits, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtors or the Estate, including, but not limited to, any and all avoidance actions (“Avoidance Actions”) pursuant to any applicable section of the Code, including, without limitation, sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Code, and other similar state laws such as fraudulent conveyance and preference statutes, arising from any transaction involving or concerning the Debtor or its Estate.

1

“Contracts” means any agreement, contract, or lease between the Debtor and a third party, as may be supplemented from time to time prior to the entry of the Plan Confirmation Order.

II.	GENERAL TERMS

The Plan generally provides for the reorganization of the Debtor (and the continuation of the Debtor's corporate existence whose securities are publicly traded), and payment, on or after the effective date of the confirmed Plan (“Effective Date”), of all Administrative Expenses, Priority Tax Claims, Unsecured Priority Claims and General Unsecured Claims (each as described below). It further provides for the capitalization of a reorganized debtor (“Reorganized Debtor”).

III.	TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

The Plan will classify and provide treatment for claims (“Claims”) against and interests in the Debtor generally as described below.

Class Description	Summary of Class and Treatment under Plan

Allowed Administrative Expenses:

(Inclusive of UST fees payable per 28 U.S.C. § 1930; and fee claims of estate professionals, the Unsecured Creditors’ Committee and the Ad Hoc Committee, net of retainers; provided, however, that all requested professional fees and expenses incurred from the Petition Date through and including the Effective Date must be approved by the Court prior to disbursement on account of any such Claim.)

Generally: Allowed Administrative Expense Claims: Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Administrative Claim shall be paid cash in respect of such Claim equal to the unpaid portion of such Allowed Administrative Expense Claim. The Allowed Administrative Expense Claim shall be payable within the later of: (i) ten (10) days after the Effective Date, or (ii) ten (10) days after the date on which such Claim becomes an Allowed Administrative Expense.

Statutory Fees: All fees payable pursuant to 28 U.S.C. § 1930 shall be paid in cash equal to the amount of such fees when due or no later than the Effective Date. Postpetition U.S. Trustee fees and post-confirmation reports shall be paid and filed as required by 28 U.S.C. § 1930 until the Bankruptcy Case is closed, converted or dismissed, and failure to do either timely is a material default pursuant to Section 1112 of the Code.

Professionals: Except to the extent the holder agrees to other, lesser treatment, all professionals or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1102 of the Code (including any professional or entity requesting compensation for making a substantial contribution in the Bankruptcy Case), shall be paid cash, in respect of such Claim, equal to the unpaid portion of such Allowed Professional Fee and Expense Claim approved by the Court, limited to a cash amount as set forth in the Budget attached to the Final Order approving the DIP Loan Agreement; provided, however, that a Professional may seek payment above its budgeted amount if there are other non-Lender designated professional fee amounts available in the Budget

2

not used by such non-Lender professionals or not otherwise allowed by the Court.

In the event of a Successful Capital Raise (as defined below), the Allowed Professional Fee and Expense Claim of Gordian Group (exclusive of the monthly fee payable to Gordian in the Budget) in the amount of $400,000 (with Lender responsible for funding $100,000 of this amount) shall be paid in full in cash within ten (10) days after the Effective Date. In the event of an Unsuccessful Capital Raise (as defined below), the Allowed Professional Fee and Expense Claim of Gordian Group (exclusive of the monthly fee payable to Gordian in the Budget) shall be limited to $200,000 and funded by Lender within ten (10) days after the Effective Date to enable the Reorganized Debtor to make such payment.

In the event of a Successful Capital Raise, Debtor Professionals may seek payment of unpaid professional fees in excess of the amounts set forth in the Budget from the proceeds of such Successful Capital Raise, in the amount no greater than $150,000 in the aggregate for all such Debtor Professionals.

Ad Hoc Committee: Fees and expenses of the Ad Hoc Committee and its professionals shall be deemed Allowed Administrative Expenses under Code sections 503(b)(3)(D) and 503(b)(4), subject to Court approval, and their method and amount of payment shall depend on whether the Capital Raise is successful:

(a) In the event of a Successful Capital Raise, the fees and expenses of the Ad Hoc Committee and its professionals shall be paid in full following approval by the Court as follows: (i) out-of-pocket expenses of the Ad Hoc Committee members and its professionals shall be paid in cash; (ii) approved hourly fees of the Ad Hoc Committee’s professionals shall be paid through a combination of cash and the issuance of common stock of the Reorganized Debtor at the same per share price paid in the Capital Raise (plus a gross-up cash allowance for taxes payable on account of any equity issued), with the cash portion of such approved fee award paid at a maximum rate of $425 per hour and the remaining portion of such fee award paid in common stock of the Reorganized Debtor.

(b) In the event of an Unsuccessful Capital Raise, the allowed fees and expenses of the Ad Hoc Committee and its professionals shall be paid following approval by the Court, but limited to a cash amount as set forth in the Budget attached to the Final Order approving the DIP Loan Agreement.

The payment of an allowed Administrative Expense Claim

3

shall be in full satisfaction, settlement release and discharge of, and in exchange for such Allowed Administrative Expense Claim. Estimated Percentage Recovery: 100%
Allowed Priority Tax Claims: (Approximately $30,000.)

Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Priority Tax Claim shall be paid in cash, in respect of such Claim, equal to the unpaid portion of such Allowed Priority Tax Claim by the later of ten (10) days after (i) the Effective Date, (ii) the date on which such Claim becomes an Allowed Priority Tax Claim; or (iii) as otherwise provided under the Code. To the extent the holder of an Allowed Priority Tax Claim holds a lien to secure its claim under applicable state law, the holder of such Claim shall retain its lien until its Allowed Priority Tax Claim has been paid in full.

The payment of an Allowed Priority Tax Claim shall be in full satisfaction, settlement, release and discharge of, and in exchange for such Claim.

Estimated Percentage Recovery: 100%

Allowed Class 1 Unsecured Priority Claims: (Approximately $150,000 - $250,000.)

Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Unsecured Priority Claim shall be paid in cash, in respect of such Claim, equal to the unpaid portion of such Allowed Unsecured Priority Claim within ten (10) days after (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Unsecured Priority Claim.

Class 1 Claims will be unimpaired and will not be entitled to vote on the Plan. The payment of an Allowed Unsecured Priority Claim shall be in full satisfaction, settlement, release and discharge of, and in exchange for such Claim.

Estimated Percentage Recovery: 100%

Allowed Class 2 General Unsecured Claims: (Approximately $2,000,000.)

Within ten (10) days after (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall be paid as follows:

(a) In the event of an Unsuccessful Capital Raise, the lesser of (i) an amount necessary to pay such Allowed Claim in full without post-petition interest or (ii) a pro rata share of a cash fund in an amount not to exceed $2,000,000;

(b) In the event of a Successful Capital Raise:

(i) if total Allowed Unsecured Claims are less than $2,000,000, an amount necessary to pay such Allowed Claim in full without post-petition interest;

4

(ii) if total Allowed Unsecured Claims are between $2,000,000 and $3,000,000, a pro rata share of a cash fund in an amount not to exceed $2,250,000;

(iii) if total Allowed Unsecured Claims are between $3,000,001 and $4,000,000, a pro rata share of a cash fund in an amount not to exceed $2,500,000;

(iv) if total Allowed Unsecured Claims are greater than $4,000,001, a pro rata share of a cash fund in an amount not to exceed $2,750,000.

Unsecured Creditor Oversight Committee: Promptly upon approval of the Final DIP financing order, the Debtor shall seek approval of a Motion Establishing A General Bar Date, Administrative Bar Date and Governmental Bar Date. To the extent the amount of the General Unsecured Claims filed against the Debtor’s estate exceeds $2.25 million, the Debtor shall fund and pay for the costs and expenses of an Unsecured Creditor Oversight Committee, not to exceed $125,000, which Committee shall have the right to: (i) review and reconcile all General Unsecured Claims filed against the Debtor’s estate; and (ii) object to the allowance of any General Unsecured Claim asserted against the Debtor’s estate. The Unsecured Creditor Oversight Committee shall consist of one representative from the Reorganized Debtor and two (2) representatives appointed by the UCC. In the event that total allowed General Unsecured Claims are reduced below $2.25 million, due to successful objections or otherwise, then the Unsecured Creditor Oversight Committee shall immediately be disbanded, and only reasonable costs and expenses incurred to that point shall be permitted.

The payment of an Allowed General Unsecured Claim as set forth above shall be in full satisfaction, settlement, release and discharge of, and in exchange for such Claim

Estimated Percentage Recovery: ~100%

Allowed Class 3 Common Stock Equity Interests:

Scenario A:   Prior to the Effective Date, Debtor shall seek to raise not less than $10,500,000 in funding, which amount shall be available, along with proceeds of the DIP Loan Agreement (consistent with the Budget), to pay all amounts owing by the Debtor under the Plan (with up to $3,000,000 of such $10,500,000 allowable in the form of backstop irrevocable capital call commitments from creditworthy obligors in the reasonable judgment of the Lenders), through a private placement of common stock of the Reorganized Debtor (the “Successful Capital Raise”).  Existing holders of common stock of the Debtor that are accredited investors shall have the opportunity, at the sole and absolute discretion of the Debtor, to participate in the

5

private placement. Binding commitments for a Successful Capital Raise must be received on or before the date that is five (5) days before the confirmation hearing and such commitments shall be fully funded (or secured in the case of a backstop commitment) no later than the Effective Date. If the Successful Capital Raise has been completed, existing holders of common stock in the Debtor will receive a percentage of the Reorganized Debtor’s common stock under the Plan on account of their existing common stock equity interests which percentage shall be set forth in the Disclosure Statement.

Scenario B: If the Successful Capital Raise is not timely committed to and fully funded (i.e., the entire $10,500,000 funding including up to $3 million of backstop irrevocable capital call commitments) (an “Unsuccessful Capital Raise”), Lenders will receive 95% of the common equity of the Reorganized Debtor on the Effective Date in exchange for a portion of their Allowed Secured Claims and existing equity holders will own 5% of the common equity interests in the Reorganized Debtor on the Effective Date.

Equity Interests are impaired. The distribution or retention of the common equity interests in the Reorganized Debtor to or by holders of Allowed Equity Interests shall be in full satisfaction, settlement, release and discharge of, and in exchange for such Equity Interests.

Allowed Secured Class 4 Claims of Lenders: (Approximately $38.3 million.)

Lenders shall have an allowed secured claim in the full amount of their pre-petition indebtedness. In full satisfaction of the Lenders secured claims under their prepetition facility and their secured administrative expenses under the DIP Loan Agreement (“Lenders’ Secured Claims”), Lenders will receive the following:

In all events, whether under Scenario A or Scenario B below, on the Effective Date, and in exchange for $15 million of Lenders’ Secured Claims, Lenders will receive an assignment of all of Debtor’s rights, title and interest in the existing license agreement with Arthrex, Inc., all associated intellectual property owned by Debtor and licensed thereunder and all royalty and payment rights thereunder. The Debtor will enter into a transition services agreement with the Lenders as they may reasonably require in respect thereof.

Scenario A (Successful Capital Raise): On the Effective Date, in exchange for the balance of Lenders’ Secured Claim, which shall include the amount funded by Lenders for the payment of Gordian, Lenders will receive non-convertible, no dividend, preferred equity interests in the Reorganized Debtor in the amount of such balance (estimated to be approximately $29.3 million), which shall

6

have a liquidation preference senior to all other equity interests and such other customary terms acceptable to the Debtor and Lenders (the “Preferred Equity”), and Lenders shall receive no common stock or other equity interest.

Scenario B (Unsuccessful Capital Raise): On the Effective Date, in exchange for such balance, the Lenders will receive an amount of common stock of the Reorganized Debtor such that Lenders will own 95% of the total common equity of the Reorganized Debtor and existing equity holders will receive or retain 5% of the common equity of the Reorganized Debtor.

The distributions to the holders of the Allowed Lenders’ Secured Claims shall be in full satisfaction, settlement release and discharge of, and in exchange for such Allowed Lenders’ Secured Claims.

Class 5 - Other Allowed Secured Claims: (Approximately $_______)

Claims of creditors holding perfected and unavoidable first priority liens on specific items of collateral by virtue of a purchase money security interest or financing lease will, in full and final satisfaction of such allowed Other Secured Claim be treated in a manner to leave them unimpaired under section 1124 of the Code.

Class 6 – Other Equity Interests:

Class 6 consists of all ownership interests in the Debtor, except for Allowed Class 3 Common Stock Equity Interests, evidenced by any share certificate or other instrument, whether or not transferable or denominated "stock" (including, without limitation, interests denominated as common stock or preferred stock), or similar security, and any warrant or right (including a right to convert) to purchase or subscribe to any such ownership interest. Class 6 includes all Allowed Claims arising under section 510(b) of the Code, all Allowed Claims arising from the rejection of agreements granting such Class 6 Other Equity Interests (to the extent, if any, that they constitute executory contracts), and any Allowed Claims based on indemnification rights.

Holders of Allowed Class 6 Other Equity Interests shall receive or retain no property or distributions on account of such Allowed Claims or Allowed Equity Interests. The Debtor is not soliciting the votes of Class 6 and shall seek confirmation of the Plan with respect to Class 6 under Code section 1129(b).

7

IV.	ADDITIONAL PROVISIONS OF THE PLAN

Conditions Precedent to Plan Effective Date

The Plan shall contain conditions to the effectiveness of the Plan customary for chapter 11 plans of reorganization of this type, including:

(a) the disclosure statement (“Disclosure Statement”) with respect to the Plan shall be in form and substance reasonably satisfactory to the Debtor, Lenders, UCC and Ad Hoc Committee (collectively, the “Parties”), to the extent permitted by the Court; and

(b) an order confirming the Plan (“Plan Confirmation Order”), in form and substance reasonably satisfactory to the Parties, shall have been entered by the Court and shall not be subject to a stay.

Rejection of Contracts and Unexpired Leases	The Plan shall provide that all Contracts and unexpired leases which qualify as “executory contracts” under section 365 of the Code shall be either assumed or rejected in accordance with Section 365, as determined by Debtor and Lenders in Scenario A (Successful Capital Raise) or by the Lenders in Scenario B (Unsuccessful Capital Raise) on or before the Effective Date. Any allowed rejection damages claims arising from such rejection of executory contracts and unexpired leases will be treated and paid as Allowed General Unsecured Claims.
Obligations of Reorganized Debtor

Scenario A (Successful Capital Raise): The Reorganized Debtor shall have three or five board members. The Debtor will select (i) executive officers for the Reorganized Debtor and (ii) depending on whether the Reorganized Debtor has three or five board members, two or four board members of such board. Lenders will have sole discretion to select one of the board members, regardless of whether the Reorganized Debtor has three or five board members. David Jorden shall be designated by the Debtor as Chief Executive Officer of the Reorganized Debtor.

Scenario B (Unsuccessful Capital Raise): The Lender will have sole discretion to select all board members and executive officers of the Reorganized Debtor.

The identities of the proposed members of the Reorganized Debtor’s board and the proposed executive officers of the Reorganized Debtor under Scenario A and Scenario B shall be disclosed in sufficient time to satisfy the disclosure obligations in section 1129(a)(5). All existing members of the Debtor’s board of directors shall resign as of the Effective Date and be replaced by the newly selected members. The Debtor shall disclose the identity of any insider that will be employed or retained by

8

the Reorganized Debtor, and the nature of any compensation for such insider in sufficient time to satisfy the disclosure obligations in section 1129(a)(5).

In Scenario A, the Reorganized Debtor will not be entitled to make any dividends or distributions to common equity holders while the Preferred Equity to be issued to the Lenders is outstanding or incur any debt, other than ordinary course indebtedness attendant to its business purpose and other debt solely for working capital in an aggregate amount not to exceed $3,000,000.

In either Scenario A or B, the Reorganized Debtor, among other things, may (a) sell, lease, license, and/or dispose of any of the assets in the ordinary course of business (other than the Causes of Action); (b) institute, prosecute, settle, compromise, abandon or release all Causes of Action (except that Avoidance Actions will be released); (c) prosecute objections to claims filed against the Debtors; (d) make distributions to the holders of allowed Claims in accordance with the Plan; (e) perform administrative services related to the implementation of the Plan; and (f) employ attorneys and other professionals, to assist in fulfilling the Reorganized Debtor’s obligations under the Plan and Code.

The Reorganized Debtor shall have a President and any such other officers as the board of directors may determine. The President may be a board member. The President’s compensation shall be negotiated by the President and the board, but the Debtor shall make such timely disclosure as is required by section 1129(a)(5).

Claims Resolution Process

The Reorganized Debtor and the Unsecured Creditor Oversight Committee (to the extent created) shall examine all Claims and will have the right, authority, power and discretion to: (i) file objections to the allowance, priority and classification of all Claims; (ii) litigate to judgment, settle or withdraw objections to Claims without any notice or approval of any other party or the Court; and (iii) request that the Court estimate any claim pursuant to 11 U.S.C. § 502(c). The deadline to file objections to Claims shall be sixty (60) days after the Effective Date, which date may be extended by the Reorganized Debtor with order of the Court.

Releases	The Plan will provide, to the fullest extent permitted by law, for releases, exculpations and waivers of claims and Causes of Action, in favor of: (i) the Debtor and its existing and prior directors, officers, employees, agents, professionals, representatives, predecessors, successors,

9

subsidiaries and affiliates; (ii) the DIP Agent, Lenders and their directors, officers, employees, agents, professionals, representatives, predecessors, successors, subsidiaries and affiliates; (iii) the members of the UCC, including their directors, officers, employees, agents, professionals, successors subsidiaries and affiliates, in their capacity as members; (iv) the members of the Ad Hoc Committee, including their directors, officers, employees, agents , professionals, subsidiaries and affiliates, in their capacity as members; (v) the professionals retained in the Bankruptcy Case by the Parties; and (vi) persons subject to potential Avoidance Actions.

The releases granted in (i) and (vi) above shall not extend to any person whose claim against or equity interest in the Debtor is disputed by any of the Parties.

Governing Law	Except to the extent that the Code or other provisions of federal law are applicable, the rights and obligations arising under the Plan and any documents, agreements and instruments executed in connection with the Plan (except to the extent such documents, agreements and instruments designate otherwise) shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without reference to such state's law governing choice of law or forum).
Documentation:	All documentation relating to the Plan, the Disclosure Statement, supplements thereto and motion papers and pleadings in support of the foregoing will be in form and substance satisfactory to the Parties
Jurisdiction	The Court shall retain jurisdiction over the Reorganized Debtor following the Effective Date.
Milestones	Request for final approval by the Court of (i) a DIP Loan Agreement and (ii) approval of a process for a consolidated Disclosure Statement and Plan confirmation hearing by March __, 2016. Filing of a Plan and Disclosure Statement, consistent in all material respects with this Term Sheet and acceptable to the Parties by March __, 2016; mailing/solicitation of the Plan and related documents to creditors and equity holders the Parties by no later than March __, 2016. Entry of an order of the Court approving the Disclosure Statement and confirming the Plan by no later than April 25, 2016. Effective Date and substantial consummation by no later than May 4, 2016.
Agreement of Debtor, Lenders, UCC, Ad Hoc Equity Committee	The Debtor, Lenders, UCC and the Ad Hoc Equity Committee will state their agreement to the Term Sheet on

10

the record of the hearing scheduled for March 9, 2016 and such statement will bind the Parties to the fullest extent permitted by law and will constitute their agreement not to support any alternative plan without the consent of Lenders except, with respect to the Debtor and UCC, such agreement will be subject to their fiduciary duties. In the event that the Debtor and/or UCC are required by their fiduciary duties to support a proposal for an alternative plan, such proposal for an alternative plan shall provide for a third party to provide DIP financing immediately upon acceptance of such proposal which DIP financing is in an amount sufficient to fund the Debtor and to immediately pay the obligations under Lenders’ DIP Loan Agreement in full in cash.

11